Exhibit 24.01

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints each of Stephen M. Ksenak and William J. White, as his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign Ambac Financial Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013 to be filed with the Securities and Exchange Commission and any and all amendments thereto, and any and all instruments and documents filed as a part of or in connection with said Form 10-K or amendments thereto, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent shall do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Diana N. Adams Diana N. Adams	President, Chief Executive Officer and Director (Principal Executive Officer)	February 28, 2014

/s/ David Trick David Trick	Senior Managing Director and Chief Financial Officer (Principal Financial Officer)	February 28, 2014

/s/ Robert B. Eisman Robert B. Eisman	Senior Managing Director and Chief Accounting Officer (Principal Accounting Officer)	February 28, 2014

/s/ Eugene M. Bullis Eugene M. Bullis	Director	February 28, 2014

/s/ Victor E. Mandel Victor E. Mandel	Director	February 28, 2014

/s/ Jeffrey S. Stein Jeffrey S. Stein	Director	February 28, 2014

/s/ Nader Tavakoli Nader Tavakoli	Director	February 28, 2014